Exhibit 99.1

LITTELFUSE ANNOUNCES INCREASED GUIDANCE FOR THIRD QUARTER

Additional updates to the company’s industrial segment

CHICAGO, October 24, 2016 – Littelfuse, Inc. (NASDAQ:LFUS) today announced revised guidance for the third quarter of 2016 and updates on its custom business within its industrial segment as follows:

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Sales for the third quarter are now expected to be in the range of $279 million to $281 million, compared to previous guidance of $262 million to $272 million. The revision in the third quarter guidance is primarily due to demand exceeding the forecast in the automotive segment and higher than expected PolySwitch business revenue. The revised guidance also includes approximately $5.5 million in revenue from the acquisition of the ON Semiconductor portfolio announced on August 29, 2016.

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Excluding certain special items described below*, the adjusted diluted earnings per share guidance range for the third quarter is now expected to be in the range of $1.85 to $1.89, compared to previous guidance of $1.36 to $1.50. The revision in the third quarter guidance is primarily due to the following:

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Operating contributors including earnings from the higher revenue noted above and higher gross margins in the electronics segment due to favorable product mix, strong operational performance and currency benefits. In addition, accelerated PolySwitch integration activities are expected to drive higher cost savings than anticipated. These items are expected to have an approximate benefit of $0.22 per share in the third quarter.

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The company is revising its full year forecasted adjusted effective tax rate to 18% compared to a prior full year forecasted adjusted effective tax rate of 22%. The year-to-date tax rate adjustment in the third quarter is expected to have an approximate benefit of $0.22 per share. The company also expects its forecasted adjusted effective tax rate for 2017 to be in the range of 17 – 19%.

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For the third quarter, the company expects to recognize pretax special charges in the range of $15 to $20 million not included in the adjusted diluted earnings per share guidance noted above. The primary special charge is a non-cash impairment charge related to the custom business within the industrial segment, due to continued end market softness in the potash mining industry. In addition, during October, the company completed the sale of its portable electrical house (e-house) business, located in Winnipeg, Manitoba, Canada. This business was included in the company’s custom business within the industrial segment, and mainly served mining and utility markets.

Littelfuse will host a conference call Tuesday, October 25, 2016, at 8:00 a.m. Central / 9:00 a.m. Eastern time to discuss the revised third quarter guidance. Listeners can access the call by dialing 1-888-771-4371 and entering the passcode 43642250. The call will be broadcast live over the Internet and can be accessed through the company’s website: www.littelfuse.com. The call will be available for replay on the company’s website.

The company will discuss its third quarter financial results and fourth quarter 2016 guidance on the previously announced November 3, 2016 conference call.

* Littelfuse provides earnings-per-share guidance on a non-GAAP (adjusted) basis. GAAP items excluded from guidance may include the after-tax impact of items including acquisition and integration costs, impairment and severance charges, foreign exchange adjustments and unusual gains and losses. These items are uncertain, depend on various factors, and could be material to results computed in accordance with GAAP. At this time, Littelfuse is not able to forecast the excluded items to the most directly comparable GAAP financial measure without unreasonable efforts.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 10,000 employees in more than 40 locations throughout the Americas, Europe and Asia. For more information, please visit the Littelfuse website: Littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute "forward-looking statements" entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company's other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This release should be read in conjunction with information provided in the financial statements appearing in the company's Annual Report on Form 10-K for the year ended January 2, 2016. For a further discussion of the risk factors of the company, please see Item 1A. "Risk Factors" to the company's Annual Report on Form 10-K for the year ended January 2, 2016.

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Non-GAAP Financial Measures

The information included in this press release includes the non-GAAP financial measure of adjusted diluted earnings per share, excluding special items. This non-GAAP financial measure excludes the effect of certain expenses and income not related directly to the underlying performance of our fundamental business operations.

The company believes that this measure provides useful information to investors regarding its operational performance because it enhances an investor’s overall understanding of our core financial performance and facilitates comparisons to historical results of operations, by excluding items that are not related directly to the underlying performance of our fundamental business operations. The company believes that this non-GAAP financial measure is commonly used by financial analysts and others in the industries in which the Company operates, and thus further provides useful information to investors. Management additionally uses this measure when assessing the performance of the business and for business planning purposes. Note that the company’s definitions of this non-GAAP financial measure may differ from those terms as defined or used by other companies.

CONTACT: Meenal Sethna

Executive Vice President and CFO

(773) 628-0616

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